                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.

     Filed by the registrant [ ]

     Filed by a party other than the registrant [ ]

     Check the appropriate box: [ ]

         Preliminary proxy statement [ ]

         Definitive proxy statement [X]

         Definitive additional materials [ ]

         Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12 [ ]

                       Credit Management Solutions, Inc.
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                (Name of Registrant as Specified in Its Charter)

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                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                       CREDIT MANAGEMENT SOLUTIONS, INC.

                            5950 Symphony Woods Road
                            Columbia, Maryland 21044

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 9, 1997

     The Annual Meeting of Stockholders of Credit Management Solutions, Inc. (the "Company") will be held at The Columbia Inn, 10207 Wincopin Circle, Columbia, Maryland 21044, telephone number (410) 730-3900 on May 9, 1997 at 9:00 a.m. eastern standard time for the following purposes:

          (1) To elect two Directors to serve until the 2000 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

          (2) To approve the Company's 1997 Stock Incentive Plan as the successor to the Company's existing 1996 CMSI Long-Term Incentive Plan and the 1996 CMSI Non-Qualified Stock Option Plan;

          (3) To ratify the selection of Ernst & Young LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1997; and

          (4) To transact such other business as may properly come before the Annual Meeting of Stockholders.

     Only stockholders of record at the close of business on April 3, 1997 will be entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.

     Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

                                          By Order of the Board of Directors

                                          /s/ James R. DeFrancesco

                                          James R. DeFrancesco
                                          President, Chief Executive Officer and
                                          Chairman of the Board of Directors

April 11, 1997

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                       CREDIT MANAGEMENT SOLUTIONS, INC.

                                PROXY STATEMENT

                                 APRIL 11, 1997

     This Proxy Statement is furnished to stockholders of record of Credit Management Solutions, Inc. (the "Company") as of April 3, 1997 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders to be held on May 9, 1997 (the "Annual Meeting").

     Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted "FOR" the election of the named nominees as Directors of the Company, "FOR" the approval of the Company's 1997 Stock Incentive Plan as the successor to the Company's existing 1996 CMSI Long-Term Incentive Plan and the 1996 CMSI Non-Qualified Stock Option Plan, and "FOR" the ratification of Ernst & Young LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1997, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker nonvotes will not be counted for purposes of determining whether a proposal has been approved.

     The Annual Report of the Company (which does not form a part of the proxy solicitation materials), including the Annual Report on Form 10-K with the consolidated financial statements of the Company for the fiscal year ended December 31, 1996, is being distributed concurrently herewith to stockholders.

     The mailing address of the principal executive offices of the Company is 5950 Symphony Woods Road, Columbia, Maryland 21044. This Proxy Statement and the accompanying form of proxy are being mailed to the stockholders of the Company on or about April 11, 1997.

                               VOTING SECURITIES

     The Company has only one class of voting securities issued and outstanding, its common stock, par value $0.01 per share (the "Common Stock"). At the Annual Meeting, each stockholder of record at the close of business on April 3, 1997 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On April 3, 1997, 7,600,388 shares of Common Stock were outstanding. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Two Directors are to be elected at the Annual Meeting to serve as Class I Directors until the 2000 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the Company's nominees, Mr. Robert P. Vollono and Mr. Peter M. Leger. Each nominee is currently a Director of the Company.

     Pursuant to the Company's Certificate of Incorporation, the Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms or until their respective successors are duly elected and qualified. Class I consists of Directors Mr. Vollono and Mr. Leger whose terms expire at the Annual Meeting. Class II consists of Directors Mr. Freiman, Mr. Graham and Mr. Grody whose terms expire at the 1998 Annual Meeting of Stockholders. Class III consists of Directors Mr. DeFrancesco and Mr. McDonnell whose terms expire at the 1999 Annual Meeting of Stockholders. At each annual meeting commencing with the Annual Meeting, the successors to the Directors whose terms have expired are elected to serve from the time of their election and qualification until the third annual meeting of the stockholders following the election or until a successor has been duly elected and qualified. The Company's Certificate of Incorporation, as amended, restricts the removal of Directors under certain circumstances. The number of Directors may be increased to a maximum of 15 by resolution of the Directors then in office.

     If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominees. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election.

     The affirmative vote of a plurality of the Company's outstanding Common Stock present in person or by proxy at the Annual Meeting is required to elect the Directors.

INFORMATION REGARDING NOMINEES FOR ELECTION AS DIRECTORS

     The Board of Directors currently has seven members. The following information with respect to the principal occupation or employment, other affiliations and business experience of each of the two nominees during the last five years has been furnished to the Company by such nominee. Except as indicated, each of the two nominees for reelection has had the same principal occupation for the last five years.

     Robert P. Vollono, age 48, has served as the Company's Senior Vice President and Chief Financial Officer since April 1995 and as the Company's Treasurer and a Director since October 1996. From 1988 to April 1995, Mr. Vollono served as Vice President and Chief Financial Officer of Carey International, Inc., a transportation services company. From 1986 to 1988, Mr. Vollono served as Vice President and Chief Financial Officer of Commercial Office Environments, Inc.

     Peter M. Leger, age 46, has served as Director since December 1996. Since March 1992, Mr. Leger has served in various capacities with ADP, Inc ("ADP"), currently as President of ADP's Dealer Service Group. Prior to joining ADP, Mr. Leger served in various capacities with Reuters Limited PLC, a worldwide information provider and systems integrator in computer solutions and services for the banking and brokerage community, most recently as President of Reuters Systems Integration Division. Mr. Leger was elected to the Board of Directors pursuant to the terms of an agreement between the Company and ADP.

INFORMATION REGARDING NONEMPLOYEE DIRECTORS WHO ARE NOT NOMINEES FOR REELECTION AS DIRECTORS

     Stephen X. Graham, age 44, has served as a Director since October 1996. Since 1988, he has been the President and Chief Executive Officer of Graham, Hamilton & Co., Inc., a private investment banking firm. From 1982 to 1988, Mr. Graham was a Vice President of Kidder, Peabody & Co.

     John J. McDonnell, Jr., age 59, has served as a Director since November 1996. Mr. McDonnell has served as President, Chief Executive Officer and a director of Transaction Network Systems, Inc., a nationwide communications network company specializing in transaction-oriented data services, since founding Transaction Network Systems, Inc. in 1990. From 1987 to 1989, Mr. McDonnell served as President and Chief Executive Officer of Digital Radio Networks, Inc., a local access bypass carrier for point-of-sale transactions. Mr. McDonnell has previously served as Group Vice President for the Information Technologies and Telecommunications Group of the Electronic Industries Association (EIA); Vice President, International Operations and Vice President, Sales, for Tymnet, Inc. with responsibility for both private network sales and public network services; and Director of Technology and Telecommunications for the National Commission on Electronic Funds Transfer. Mr. McDonnell was one of the founding members and is currently Chairman of the Executive Committee of the Board of Directors of the Electronics Funds Transfer Association.

COMMITTEES OF THE BOARD

     The Audit Committee consists of Mr. Stephen X. Graham and Mr. John J. McDonnell, Jr. and is responsible for recommending independent auditors, reviewing the audit plan, the adequacy of internal controls, the audit report and management letter, and performing such other duties as the Board of Directors may from time to time prescribe.

     The Compensation Committee consists of Mr. Stephen X. Graham and Mr. John
J. McDonnell, Jr. and is responsible for advising the Board of Directors on issues concerning the Company's executive compensation policies for senior officers. The Compensation Committee also administers various incentive compensation, stock, and option plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Until December 1996, the Company did not have a Compensation Committee or other committee of the Board of Directors performing similar functions and decisions concerning executive officer compensation were made by the Board of Directors. In December 1996, the Board of Directors appointed Messrs. Graham and McDonnell to the Compensation Committee. Neither Mr. Graham nor Mr. McDonnell has been an officer or employee of the Company at any time.

     Mr. Graham is President and Chief Executive Officer of Graham, Hamilton & Co., Inc. In connection with the Company's initial public offering of securities and other matters, the Company paid Graham, Hamilton & Co., Inc. financial advisory fees in an aggregate amount equal to $335,290 in 1996. The Company also agreed to indemnify Graham, Hamilton & Co., Inc. against certain liabilities resulting from the performance of its duties as financial advisor, subject to certain limitations. According to the terms of the engagement, Graham, Hamilton & Co., Inc. will continue to serve in an advisory capacity to the Company in 1997 resulting in additional fees being paid by the Company to Graham, Hamilton & Co., Inc.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During 1996, the Board of Directors held two meetings and acted by unanimous written consent once. During 1996, each Director attended all meetings of the Board of Directors. Neither the Compensation Committee nor the Audit Committee held any meetings during 1996.

COMPLIANCE WITH REPORTING REQUIREMENTS

     Under the securities laws of the United States, the Company's Directors, executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission and the Nasdaq National Market Surveillance Department. Specific due dates for these reports have been established and the Company is required to report in this Proxy Statement any failure to file by these dates during 1996. Based solely on its review of such forms received by it from such persons for their 1996 transactions, the Company believes that all Directors, officers and beneficial owners of more than ten percent of the Company's Common Stock were in compliance with all such filing requirements.

COMPENSATION OF DIRECTORS

     Cash Compensation. Employee Directors do not currently receive a fee for attending Board of Directors or committee meetings, but are reimbursed for ordinary and necessary travel expenses related to such Director's attendance at Board of Directors and committee meetings. Each non-employee Director is paid $2,000 for each meeting of the Board of Directors or any committee thereof attended.

     Stock Option Grant. Pursuant to the Company's 1996 CMSI Non-Qualified Stock Option Plan, each non-employee Director is automatically granted a non-qualified stock option to purchase 5,000 shares of Common Stock upon such Director's initial election to the Board of Directors and on each anniversary of such election while still serving on the Board of Directors up to a maximum of 15,000 shares. Such options vest 50% six months from the date of grant and 50% one year from the date of grant. See "Proposal 2 -- Approval of the Company's 1997 Stock Incentive Plan" for information concerning the Automatic Stock Option Grant Program and Director Fee Option Grant Program under the 1997 Stock Incentive Plan.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                               EXECUTIVE OFFICERS

     The following individuals were serving as executive officers of the Company on March 31, 1997:

           NAME               AGE                    POSITION WITH THE COMPANY
---------------------------   ---    ----------------------------------------------------------
James R. DeFrancesco.......   48     President and Chief Executive Officer
Scott L. Freiman...........   34     Executive Vice President
James C. Alsobrook, Jr. ...   42     Senior Vice President, Credit Connection
Miles H. Grody.............   40     Senior Vice President, Secretary and General Counsel
Charles F. Riordan.........   41     Senior Vice President, Software Sales
Robert P. Vollono..........   48     Senior Vice President, Treasurer and Chief Financial
                                     Officer
Nancy L. Weil..............   52     Senior Vice President, Marketing

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT NOMINEES FOR REELECTION AS DIRECTORS

     James R. DeFrancesco, co-founder of the Company, has served as the Company's President, Chief Executive Officer and Chairman of the Board of Directors since 1987. From 1987 to 1992, Mr. DeFrancesco served as President of Perpetual Leasing Services, Inc., the automobile leasing subsidiary of Perpetual Savings Bank, FSB to which American Financial Corporation was sold. From 1976 to 1987, Mr. DeFrancesco founded and served as President and Chief Executive Officer of American Financial Corporation, an automobile finance/leasing company.

     Scott L. Freiman, co-founder of the Company, has served as the Company's Executive Vice President and a Director since 1987. From 1985 to 1987, Mr. Freiman served as Technology Director of American Financial Corporation, an automobile finance/leasing company, where he worked with Mr. DeFrancesco to develop the Company's credit origination software. Prior to 1985, Mr. Freiman served as a development engineer for IBM and AT&T Bell Laboratories.

     James C. Alsobrook, Jr. has served as the Company's Senior Vice President, Credit Connection since December 1994. From April 1994 to November 1994, Mr. Alsobrook served as Director of Sales and Marketing of ILC Holding Corp., a computer software company. From 1984 to February 1994, Mr. Alsobrook served in several officer capacities for Disc Incorporated, a computer software company, including Vice President North American Sales, Vice President Banking Sales and Regional Manager, ACCESS Products Group. From 1979 to 1984, Mr. Alsobrook served as Senior Account Manager for NCR Corporation, Data Processing Center Division.

     Miles H. Grody has served as the Company's Senior Vice President and General Counsel since June 1995, and as the Company's Secretary and a Director since October 1996. From January 1993 to June 1995, Mr. Grody served as Chief Operating Officer of Tomahawk II, Inc., a document imaging and conversion services company. From January 1992 to January 1993, Mr. Grody was a partner in the law firm of Rowan & Grody, P.C. From 1988 to January 1992, Mr. Grody served as Corporate Counsel for Perot Systems Corporation.

     Charles F. Riordan has served as the Company's Senior Vice President, Software Sales since February 1989. From 1985 to February 1989, Mr. Riordan served as Vice President, Sales Representative for MTech Corp/Electronic Data System.

     Nancy Weil has served as the Company's Senior Vice President, Marketing since February 1994. From 1984 to February 1994, Ms. Weil served as Manager, Product Marketing for Intelus Corp., a systems integration company. From 1981 to 1984, Ms. Weil served as Manager, Product Marketing Communications for the Manufacturing Division of Martin Marietta Data Systems.

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the annual and long-term compensation paid by the Company during 1996 and 1995 to the Company's Chief Executive Officer and the four other executive officers of the Company whose total compensation during 1996 exceeded $100,000 (collectively, the "Named Executive Officers"):

                                                                               LONG-TERM
                                                           ANNUAL             COMPENSATION
                                                        COMPENSATION             AWARDS
                                                  ------------------------    ------------
                                                                 OTHER         SECURITIES         ALL
                                                                 ANNUAL        UNDERLYING        OTHER
                                        FISCAL     SALARY     COMPENSATION      OPTIONS       COMPENSATION
     NAME AND PRINCIPAL POSITION         YEAR       ($)          ($)(1)          (#)(2)           ($)
-------------------------------------   ------    --------    ------------    ------------    ------------
James R. DeFrancesco.................    1996     $160,000      $     --              --        $
  President and Chief Executive
     Officer                             1995      186,750        35,000(3)           --           5,941(4)
Scott L. Freiman.....................    1996      160,000            --              --
  Executive Vice President               1995      187,300        17,500(5)           --          14,896(6)
Charles F. Riordan...................    1996      183,536            --         405,980
  Senior Vice President, Software
     Sales                               1995      157,376            --              --
Robert P. Vollono....................    1996      117,231            --         405,980              --
  Senior Vice President, Treasurer       1995       76,937(7)         --              --              --
  and Chief Financial Officer
Miles H. Grody.......................    1996      114,923            --         405,980              --
  Senior Vice President,                 1995       54,516(8)         --              --              --
  Secretary and General Counsel

---------------
(1) Other compensation in the form of perquisites and other personal benefits has been omitted as the aggregate amount of such perquisites and other personal benefits constituted the lesser of $50,000 or 10% of the total annual salary and bonus for the executive officer for such year.
(2) The Company did not grant any stock appreciation rights or make any long-term incentive plan payments to any Named Executive Officers in 1996 or 1995.
(3) Consists of $35,000 distributed by the Company to Mr. DeFrancesco to fund the payment of federal and state taxes owed by Mr. DeFrancesco in virtue of the Company's status as a Subchapter S Corporation for federal and state income tax purposes during 1995.
(4) Consists of $5,941 for premiums on health insurance for Mr. DeFrancesco's benefit.
(5) Consists of $17,500 distributed by the Company to Mr. Freiman to fund the payment of federal and state taxes owned by Mr. Freiman by virtue of the Company's status as a Subchapter S Corporation for federal and state income tax purposes during 1995.
(6) Consists of $10,096 for premiums on health insurance for Mr. Freiman's benefit.
(7) Mr. Vollono joined the Company in April 1995.
(8) Mr. Grody joined the Company in June 1995.

STOCK OPTION PLAN

     All of the stock option grants to Named Executive Officers in 1996 were made pursuant to the Company's 1996 CMSI Non-Qualified Stock Option Plan (the "Stock Option Plan") which was originally adopted by the Board of Directors and approved by the Company's stockholders in June 1996. The Company has reserved for issuance 2,750,000 shares of Common Stock pursuant to the terms and conditions of the Stock Option Plan. See "Proposal 2 -- Approval of the Company's 1997 Stock Incentive Plan" for information concerning the approval of the Company's 1997 Stock Incentive Plan as the successor to the Stock Option Plan.

     The Stock Option Plan is being administered by the Compensation Committee which has the authority to determine to whom options are granted, the number of shares to be subject to such options, and the terms and conditions of such options, provided, that, with respect to directors and executive officers, the Compensation

Committee advises the Board of Directors with respect to the grant of options. It is intended that options granted under the Stock Option Plan will not qualify for favorable tax treatment to recipients pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows, with respect to the Named Executive Officers, certain information concerning the grant of stock options in 1996. No stock appreciation rights were granted during 1996.

                                                                                                POTENTIAL
                                                INDIVIDUAL GRANTS                            REALIZABLE VALUE
                             --------------------------------------------------------       AT ASSUMED ANNUAL
                             NUMBER OF        PERCENT OF                                      RATES OF STOCK
                             SECURITIES     TOTAL OPTIONS      INITIAL                      PRICE APPRECIATION
                             UNDERLYING       GRANTED TO      EXERCISE                      FOR OPTION TERM(1)
                              OPTIONS        EMPLOYEES IN       PRICE      EXPIRATION    ------------------------
           NAME               GRANTED        FISCAL YEAR      ($/SHARE)       DATE           5%           10%
--------------------------   ----------     --------------    ---------    ----------    ----------    ----------
James R. DeFrancesco......          --         --               --                --             --            --
Scott L. Freiman..........          --         --               --                --             --            --
Charles F. Riordan........     405,980(2)        15.9%          $5.00        6/30/06     $1,276,593    $3,235,138
Robert P. Vollono.........     405,980(2)        15.9            5.00        6/30/06      1,276,593     3,235,138
Miles H. Grody............     405,980(2)        15.9            5.00        6/30/06      1,276,593     3,235,138

---------------
(1) Potential realizable value is based on the assumption that the price per share of the Common Stock appreciates at the assumed annual rate of stock appreciation for the option term. The assumed 5% and 10% annual rates of appreciation (compounded annually) over the term of the option are set forth in accordance with the rules and regulations adopted by the Securities and Exchange Commission and do not represent the Company's estimate of stock price appreciation
(2) The options vest at the rate of 30% at the time of grant, 20% on each of the first and second anniversaries of December 15, 1996 and 10% on each of the third, fourth and fifth anniversaries of December 15, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information with respect to the Named Executive Officers regarding stock option exercises during 1996 and stock option holdings as of December 31, 1996. No stock appreciation rights were exercised by any Named Executive Officer during 1996 and no stock appreciation rights were outstanding as of December 31, 1996.

                                                                                                  VALUE OF
                                                            NUMBER OF SECURITIES                UNEXERCISED
                                 SHARES                    UNDERLYING UNEXERCISED               IN-THE-MONEY
                                ACQUIRED                         OPTIONS AT                      OPTIONS AT
                                   ON        VALUE          FISCAL YEAR-END (#)              FISCAL YEAR END(1)
                                EXERCISE    REALIZED    ----------------------------    ----------------------------
            NAME                  (#)         ($)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
-----------------------------   --------    --------    -----------    -------------    -----------    -------------
James R. DeFrancesco.........        --           --           --              --               --               --
Scott L. Freiman.............        --           --           --              --               --               --
Charles F. Riordan...........    20,000     $130,000      101,794         284,186        $ 967,043      $ 2,699,767
Robert P. Vollono............    20,000      130,000      101,794         284,186          967,043        2,699,767
Miles H. Grody...............    20,000      130,000      101,794         284,186          967,043        2,699,767

---------------
(1) Amounts calculated by subtracting the exercise price of the options from the market value of the underlying Common Stock using the closing selling price as reported on the Nasdaq National Market of $14.50 per share of Common Stock on December 31, 1996.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee of the Board of Directors was formed in December 1996 and consists of two non-employee directors, Messrs. Graham and Leger. See "Executive Compensation -- Compensation Committee Interlocks and Insider Participation." Prior to the establishment of the Compensation Committee, all decisions concerning executive officer compensation were made by the entire Board of Directors of the Company as composed at the time. Until October 1996, the Board consisted of Messrs. DeFrancesco and Freiman, each of whom was and continues to be an executive officer of the Company. Beginning in October 1996, the Board of Directors consisted of Messrs. DeFrancesco, Freiman, Grody, Vollono and Graham, each of whom, with the exception of Mr. Graham, was and continues to be an executive officer of the Company. In November 1996, Mr. McDonnell joined the Board and, in December 1996, Mr. Leger joined the Board. Neither Mr. Graham nor Mr. McDonnell has ever been an officer or employee of the Company. The Compensation Committee has reviewed the compensation paid to executive officers in 1996.

     The Compensation Committee advises the Board of Directors on issues concerning the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee is responsible for the administration of the Stock Option Plan and 1996 CMSI Long-Term Incentive Plan (collectively, the "1996 Plans") under which option grants, stock appreciation rights, restricted awards and performance awards may be made to employees of the Company and its subsidiaries. With respect to any option grants, stock appreciation rights, restricted awards and performance awards made to directors or executive officers of the Company, the Compensation Committee serves in an advisory capacity to the Board of Directors.

     GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to advise the Board of Directors on information which will aid the Board of Directors in providing the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's philosophy to advise the Board of Directors that a portion of each executive officer's compensation should be contingent upon the Company's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer should be comprised of two elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

     FACTORS. The principal factors which the Compensation Committee considered in reviewing the components of each executive officer's compensation package for 1996 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Board of Directors with respect to executive compensation for future years.

     - BASE SALARY. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors shall differ from individual to individual, as the Compensation Committee deems appropriate.

     While it is the general policy of the Compensation Committee to advise the Board of Directors not to award performance-based cash bonuses, from time to time, the Compensation Committee may advocate cash bonuses when such bonuses are deemed to be in the best interest of the Company.

     - LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided primarily through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share over a specified period of time. Each option generally becomes exercisable in installments over a fixed period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

     The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also intends to consider the number of unvested options held by the executive officer in order to advise the Board of Directors on how best to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee has not and will not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers when advising the Board of Directors. There were 2,029,900 stock options granted to executive officers in 1996 by the Board of Directors.

     Through the Company's Employee Stock Purchase Plan, the Company offers additional opportunities for equity ownership to executive officers under certain circumstances.

     CEO COMPENSATION. Regulations of the Securities and Exchange Commission require the Board of Directors to disclose their basis for compensation reported for Mr. DeFrancesco in 1996 and to discuss the relationship between the Company's performance during the last fiscal year and Mr. DeFrancesco's performance. In advising the Board of Directors with respect to the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent.

     In reviewing Mr. DeFrancesco's base salary in 1996, the suggested base salary established for Mr. DeFrancesco on the basis of the foregoing criteria was intended to provide a level of stability and certainty. Accordingly, Mr. DeFrancesco's compensation was not affected to any significant degree by Company performance factors.

     COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M).  As a result of
Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1996 Plans contain certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

     The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for 1997 will exceed the $1 million limit per officer. Further, in accordance with issued Treasury Regulations relating to the new $1 million limitation, the Compensation Committee may in the future determine to restructure one or more components of the compensation paid to the executive officers so as to qualify those components as performance-based compensation that will not be subject to the $1 million limitation.

THE COMPENSATION COMMITTEE

STEPHEN X. GRAHAM
MR. JOHN J. MCDONNELL, JR.

                               PERFORMANCE GRAPH

     Set forth below is a graph comparing the annual percentage change in the Company's cumulative total stockholder return on its Common Stock from December 18, 1996 (the date public trading of the Company's stock commenced) to the last day of the Company's last completed fiscal year (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the excess of the Company's share price at the end over the price at the beginning of the measurement period, by (ii) the share price at the beginning of the measurement period) with the cumulative total return so calculated of the Nasdaq Stock Market -- US Index and a line-of-business index consisting of the Nasdaq Computer and Date Processing Index (SIC Code 737).

        Measurement Period           Credit Management     NASDAQ Stock      NASDAQ Computer &
      (Fiscal Year Covered)           Solutions, Inc.      Market -- US       Data Processing
12/18/96                                           100                 100                 100
12/31/96                                           126                 100                  99

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Compensation Committee Report on Executive Compensation and the Company Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those statutes.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 1, 1997 by (i) each Director and nominee for Director, (ii) each of the Named Executive Officers and (iii) all executive officers and Directors as a group.

                                                              NUMBER OF SHARES OF       PERCENTAGE OF
                                                                 COMMON STOCK              SHARES
                 NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)    OUTSTANDING(1)(2)
----------------------------------------------------------   ---------------------    -----------------
James R. DeFrancesco......................................         3,073,400                42.63%
Scott L. Freiman..........................................         1,536,700                21.31
Charles F. Riordan (3)....................................           101,794                 1.39
Miles H. Grody (4)........................................           101,794                 1.39
Robert P. Vollono (5).....................................           101,794                 1.39
Stephen X. Graham.........................................                --                  *
John J. McDonnell, Jr.....................................                --                  *
Peter M. Leger............................................                --                  *
James C. Alsobrook, Jr. (6)...............................           101,794                 1.39
Nancy L. Weil (7).........................................           101,794                 1.39
All executive officers and Directors as a group (10
  persons) (8)............................................         5,119,070                66.32

---------------
 *  Represents beneficial ownership of less than one percent of the Common
    Stock.
(1) Gives effect to the shares of Common Stock issuable within 60 days of March 1, 1997 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.
(2) Percent ownership is based upon 7,600,100 shares of Common Stock issued and outstanding as of March 1, 1997.
(3) Consists of 101,794 shares of Common Stock issuable upon exercise of a stock option.
(4) Consists of 101,794 shares of Common Stock issuable upon exercise of a stock option.
(5) Consists of 101,794 shares of Common Stock issuable upon exercise of a stock option.
(6) Consists of 101,794 shares of Common Stock issuable upon exercise of a stock option.
(7) Consists of 101,794 shares of Common Stock issuable upon exercise of a stock option.
(8) See Notes (3) through (7).

                              CERTAIN TRANSACTIONS

     On December 31, 1995, the Company borrowed $214,498 from James R. DeFrancesco, the Company's President and Chief Executive Officer, pursuant to a demand promissory note due on or after October 1, 1997. Interest on the note accrues at the rate of 7% per annum. The Company believes that the interest rate payable to Mr. DeFrancesco is comparable to the rate the Company would have otherwise paid on comparable indebtedness from unaffiliated parties.

     Mr. DeFrancesco owns 50% of the outstanding stock of Business Liner, Inc., a company which leases an airplane to the Company for business travel. The Company pays an hourly fee for its use of the airplane and a portion of the monthly cost of maintaining the airplane. The Company believes that the amounts paid for the lease of the airplane are comparable to the amounts the Company would have otherwise paid for comparable services from unaffiliated parties. For the fiscal year ended December 31, 1996, the Company paid Business Liner, Inc. $109,499 under this leasing arrangement.

     Mr. Graham is President and Chief Executive Officer of Graham, Hamilton & Co., Inc. In connection with the Company's initial public offering of securities and other matters, the Company paid Graham, Hamilton & Co., Inc. financial advisory fees in an aggregate amount equal to $335,290 in 1996. The Company also agreed to indemnify Graham, Hamilton & Co., Inc. against certain liabilities resulting from the performance of its duties as financial advisor, subject to certain limitations. According to the terms of the engagement, Graham, Hamilton & Co., Inc. will continue to serve in an advisory capacity to the Company in 1997 resulting in additional fees being paid by the Company to Graham, Hamilton & Co., Inc.

                                   PROPOSAL 2

              APPROVAL OF THE COMPANY'S 1997 STOCK INCENTIVE PLAN

     The Company's stockholders are being asked to approve the 1997 Stock Incentive Plan (the "1997 Plan") as the successor to the Company's existing 1996 Plans (the "Predecessor Plans"). The 1997 Plan will become effective immediately upon such stockholder approval, and all outstanding options under the Predecessor Plans will be incorporated into the 1997 Plan at that time. The Predecessor Plans will terminate, and no further option grants or share issuances will be made under the Predecessor Plans. However, all outstanding options under the Predecessor Plans will continue to be governed by the terms and conditions of the existing option agreements for those grants.

     The 1997 Plan was adopted by the Board in April 1997 and is to designed to serve as a comprehensive equity incentive program to attract and retain the services of individuals essential to the Company's long-term growth and financial success. Accordingly, officers and other key employees, non-employee Board members and consultants and other advisors in the service of the Company or any subsidiary corporation will have the opportunity to acquire a meaningful equity interest in the Company through their participation in the 1997 Plan.

     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required for approval of the 1997 Plan. Should such stockholder approval not be obtained, then the 1997 Plan will not be implemented. The Company's Predecessor Plans will, however, continue to remain in effect, and option grants and stock issuances may continue to be made pursuant to the provisions of those plans until the available reserve of Common Stock under such plans is issued.

     The Board of Directors recommends that the stockholders vote "FOR" the approval of the 1997 Plan. The Board believes that it is in the best interests of the Company to implement a comprehensive equity incentive program for the Company which will provide a meaningful opportunity for officers, employees, non-employee Board members and consultants to acquire a substantial proprietary interest in the enterprise and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the stockholders.

     The following is a summary of the principal features of the 1997 Plan. The summary, however, does not purport to be a complete description of all the provisions of the 1997 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Columbia, Maryland.

EQUITY INCENTIVE PROGRAMS

     The 1997 Plan contains five separate equity incentive programs: (i) a Discretionary Option Grant Program, (ii) a Salary Investment Option Grant Program, (iii) a Stock Issuance Program, (iv) an Automatic Option Grant Program and (v) a Director Fee Option Grant Program. The principal features of these programs are described below. The 1997 Plan (other than the Automatic Option Grant and Director Fee Option Grant Programs) will be administered by the Compensation Committee of the Board. This committee (the "Plan Administrator") will have complete discretion (subject to the provisions of the 1997 Plan) to authorize option grants and direct stock issuances to employees under the 1997 Plan. However, the Compensation Committee will serve solely in an advisory role to the Board of Directors in connection with option grants and direct stock issuances to directors and executive officers of the Company. Furthermore, all grants under the Automatic Option Grant and Director Fee Option Grant Programs will be made in strict compliance with the provisions of those programs, and no administrative discretion will be exercised by the Plan Administrator with respect to the grants made thereunder.

SHARE RESERVE

     3,400,000 shares of Common Stock have initially been reserved for issuance over the ten year term of the 1997 Plan. This reserve is the number of shares of Common Stock available for issuance under the Predecessor Plans as of the date of adoption of the 1997 Plan by the Board and transferred to the 1997 Plan. However, this share reserve will automatically be increased on the first trading day of each calendar year, beginning with the 1998 calendar year, by a number of shares equal to one percent (1%) of the total number of shares of Common Stock outstanding on the last trading day in the immediately preceding calendar year. In no event may any one participant in the 1997 Plan be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 100,000 shares in any calendar year beginning with the 1997 calendar year.

     As of March 31, 1997, options for 2,462,800 shares of Common Stock were outstanding under the Predecessor Plans, and 937,200 shares of Common Stock remained available for future option grants.

     In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable (in the aggregate and to each participant) under the 1997 Plan and to the securities and exercise price under each outstanding option.

ELIGIBILITY

     Officers and employees, non-employee Board members and consultants and independent advisors in the service of the Company or any parent or subsidiary corporation (whether now existing or subsequently established) will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs, and officers and other highly compensated employees will also be eligible to participate in the Salary Investment Option Grant Program. Only non-employee members of the Board will be eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs.

     As of April 1, 1997, approximately seven executive officers, 188 other employees and three non-employee Board members were eligible to participate in the 1997 Plan, and three non-employee Board members were eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs.

VALUATION

     The fair market value per share of Common Stock on any relevant date under the 1997 Plan will be the closing selling price per share on that date as reported on the Nasdaq National Market. On April 4, 1997, the closing selling price per share was $11.75.

                       DISCRETIONARY OPTION GRANT PROGRAM

     Options may be granted under the Discretionary Option Grant Program at an exercise price per share not less than eighty five percent (85%) of the fair market value per share of Common Stock on the option grant date. No granted option will have a term in excess of ten years.

     Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent such option is exercisable for vested shares. The Plan Administrator will have complete discretion with respect to employees, and will advise the Board of Directors with respect to directors and executive officers, to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

     The Plan Administrator is authorized with respect to employees, and will advise the Board of Directors with respect to directors and executive officers, to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program:

          Tandem stock appreciation rights provide the holders with the right to surrender their options for an appreciation distribution from the Company equal in amount to the excess of (a) the fair market value of the vested shares of Common Stock subject to the surrendered option over (b) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

          Limited stock appreciation rights may be granted to officers of the Company as part of their option grants. Any option with such a limited stock appreciation right in effect may be surrendered to the Company upon the successful completion of a hostile take-over of the Company. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

     The Plan Administrator will have the authority with respect to employees, and will advise the Board of Directors with respect to directors and executive officers, to effect the cancellation of outstanding options under the Discretionary Option Grant Program which have exercise prices in excess of the then current market price of Common Stock and to issue replacement options with an exercise price based on the market price of Common Stock at the time of the new grant.

                             STOCK ISSUANCE PROGRAM

     Shares may be sold under the Stock Issuance Program at a price per share not less than eighty five percent (85%) of fair market value per share of Common Stock, payable in cash or through a promissory note payable to the Company. Shares may also be issued solely as a bonus for past services.

     The issued shares may either be immediately vested upon issuance or subject to a vesting schedule tied to the performance of service or the attainment of performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any unvested shares held by employees and will advise the Board of Directors with respect to the acceleration of the vesting of any unvested shares held by directors and executive officers.

                     SALARY INVESTMENT OPTION GRANT PROGRAM

     The Plan Administrator will advise the Board of Directors with respect to implementing the Salary Investment Option Grant Program for one or more calendar years and in selecting the executive officers and other eligible individuals who are to participate in the program for those years. As a condition to such participation, each selected individual must, prior to the start of the calendar year of participation, file with the Plan Administrator an irrevocable authorization directing the Company to reduce his or her base salary for the upcoming calendar year by a designated multiple of one percent (1%). However, the salary reduction amount may not be less than Ten Thousand Dollars ($10,000) and may not be more than Seventy-Five Thousand Dollars ($75,000). To the extent the Plan Administrator advises the Board of Directors to approve the salary reduction authorization, the individual who filed that authorization will be granted an option under the Salary Investment Option Grant Program on or before the last trading day in January of the calendar year for which that salary reduction is to be in effect.

     Each option will be subject to substantially the same terms and conditions applicable to option grants made under the Discretionary Option Grant Program, except for the following differences:

     - The exercise price per share will be equal to one-third of the fair market value per share of Common Stock on the option grant date, and the number of option shares will be determined by dividing the total dollar amount of the authorized reduction in the participant's base salary by two-thirds of the fair market value per share of Common Stock on the option grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will equal the dollar amount of the optionee's base salary invested in the option.

     - The option will become exercisable for the option shares in a series of twelve successive equal monthly installments upon the optionee's completion of each calendar month of service in the calendar year for which the salary reduction is in effect.

     - Each option will remain outstanding for vested shares until the earlier of (i) the expiration of the ten (10)-year option term or (ii) the expiration of the three (3)-year period measured from the date the optionee's service terminates.

                         AUTOMATIC OPTION GRANT PROGRAM

     Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member on or after the Annual Meeting, whether through election by the stockholders or appointment by the Board, will receive, at the time of such initial election or appointment, an automatic option grant for 5,000 shares of Common Stock. In addition, each non-employee Board member (including individuals who first joined the Board prior to the Annual Meeting) will automatically receive, each year beginning with 1997, an option grant for 5,000 shares on each anniversary of the date such non-employee Board member initially joined the Board. There will be no limit on the number of such 5,000 share option grants any one nonemployee Board member may receive over his or her period of Board service.

     Each option will have an exercise price per share equal to 100% of the fair market value per share of Common Stock on the option grant date and a maximum term of ten years measured from the option grant date.

     Each option will become exercisable with respect to 50% of the option shares upon completion of six (6) months of Board service and with respect to the balance of the option shares in six (6) equal successive monthly installments upon completion of each additional month of Board service thereafter.

     The shares subject to each automatic option grant will immediately vest upon the optionee's death or permanent disability or an acquisition of the Company by merger or asset sale or a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members). In addition, upon the successful completion of a hostile take-over, each automatic option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over
(b) the exercise price payable for such share.

                       DIRECTOR FEE OPTION GRANT PROGRAM

     Each non-employee Board member will have the right to apply all or a portion of his total retainer fee otherwise payable in cash each year, if any, to the acquisition of a special option grant under the Director Fee Option Grant Program. The grant will automatically be made on the first trading day in January following the filing of the stock-in-lieu-of-cash election and will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. The number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option.

     The option will become exercisable for fifty percent (50%) of the option shares upon the optionee's completion of six (6) months of Board service in the calendar year in which the option is granted, and the balance of the option shares will become exercisable in a series of six (6) successive equal monthly installments upon the optionee's completion of each additional month of Board service during that calendar year. The option will remain exercisable for such shares until the earlier of (i) the expiration of the ten (10)- year option term or (ii) the end of the three (3)-year period measured from the date of the optionee's cessation of Board service. The option will become immediately exercisable for all the option shares should the optionee die or become permanently disabled while a Board member. In addition, upon the successful completion of a hostile take-over, each option grant may be surrendered to the Company for a cash distribution per surrendered option share in an amount equal to the excess of (a) the take-over price per share over (b) the exercise price payable for such share.

                               GENERAL PROVISIONS

ACCELERATION

     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will automatically accelerate in full, and all unvested shares under the Stock Issuance Program will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have complete discretion with respect to employees, and will advise the Board of Directors with respect to directors and executive officers, to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all option shares in the event those options are assumed in the acquisition and the optionee's service is involuntarily terminated within a designated period (not to exceed 18 months) following such acquisition. The Plan Administrator will have similar discretion with respect to employees, and will advise the Board of Directors with respect to directors and executive officers, to grant options which will become fully exercisable for all the option shares upon a hostile change in control of the Company (whether by successful tender offer for more than 50% of the outstanding voting stock or by proxy contest for the election of Board members) or upon the subsequent termination of the individual's service within a designated period (not to exceed 18 months). The Plan Administrator may also provide with respect to employees, and will advise the Board of Directors with respect to directors and executive officers, for the automatic vesting of any outstanding shares under the Stock Issuance Program upon similar terms and conditions. Each option outstanding under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will automatically accelerate in the event of such an acquisition or hostile change in control of the Company.

     The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

FINANCIAL ASSISTANCE

     The Plan Administrator may permit one or more participants to pay the exercise price of outstanding options or the purchase price of shares under the 1997 Plan by delivering a promissory note payable in installments. The Plan Administrator will determine the terms of any such promissory note. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of the shares. Any such promissory note may be subject to forgiveness in whole or in part, at the discretion of the Plan Administrator, over the participant's period of service.

SPECIAL TAX ELECTION

     The Plan Administrator may provide one or more holders of options or unvested shares with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the tax liability incurred by such individuals in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such tax liability.

AMENDMENT AND TERMINATION

     The Board may amend or modify the 1997 Plan in any or all respects whatsoever subject to any required stockholder approval. The Board may terminate the 1997 Plan at any time, and the 1997 Plan will in all events terminate in April 2007.

STOCK AWARDS

     The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table and the various indicated individuals and groups, the number of shares of Common Stock subject to options granted between January 1, 1996 and April 7, 1997 under the Predecessor Plans together with the weighted average exercise price payable per share.

                              OPTION TRANSACTIONS

                                                                                          WEIGHTED
                                                                        NUMBER OF         AVERAGE
                               NAME                                   OPTION SHARES    EXERCISE PRICE
-------------------------------------------------------------------   -------------    --------------
James R. DeFrancesco...............................................            --          $   --
  President and Chief Executive Officer
Scott L. Freiman...................................................            --              --
  Executive Vice President
Charles F. Riordan.................................................       405,980            5.00
  Senior Vice President, Software Sales
Miles H. Grody.....................................................       405,980            5.00
  Senior Vice President, Secretary and General Counsel
Robert P. Vollono..................................................       405,980            5.00
  Senior Vice President, Treasurer and Chief Financial Officer
Stephen X. Graham..................................................         5,000            9.60
  Director
John M. McDonnell, Jr..............................................         5,000            9.60
  Director
Peter M. Leger.....................................................         5,000            9.60
  Director
James C. Alsobrook, Jr.............................................       405,980            5.00
  Senior Vice President, Credit Connection
Nancy L. Weil......................................................       405,980            5.00
  Senior Vice President, Marketing
All executive officers and Directors as a group (10 persons).......     2,044,900            5.03
All non-employee directors as a group..............................        15,000            9.60
All current executive officers as a group..........................     2,029,980            5.00

                        FEDERAL INCOME TAX CONSEQUENCES

OPTION GRANTS

     Options granted under the 1997 Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

          Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise disposed of. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

          If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of
     (i) the fair market value of such shares on the option exercise date over
     (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

          Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

          If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over
     (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the
     Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

     The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

STOCK APPRECIATION RIGHTS

     An optionee who is granted a stock appreciation right will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. The Company will be entitled to an income tax deduction equal to the appreciation distribution for the taxable year in which the ordinary income is recognized by the optionee.

DIRECT STOCK ISSUANCE

     The tax principles applicable to direct stock issuances under the 1997 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

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                              ACCOUNTING TREATMENT

     Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a compensation expense to the Company's earnings equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. Such expense will be accruable by the Company over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to the Company's earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis. Under the new FASB release, footnote disclosure will be required as to the impact the outstanding options under the 1997 Plan would have upon the Company's reported earnings were those options appropriately valued as compensation expense.

     Should one or more optionees be granted stock appreciation rights which have no conditions upon exercisability other than a service or employment requirement, then such rights will result in a compensation expense to the Company's earnings.

                               NEW PLAN BENEFITS

     No options have been granted under the 1997 Plan. However, each non-employee Board member will receive an option grant under the Automatic Option Grant Program on the anniversary of the date on which such individual first joined the Board; the exercise price of each such grant will be equal to the closing selling price per share of Common Stock on the grant date as reported on the Nasdaq National Market.

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                                   PROPOSAL 3

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Upon the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP, independent public accountants and auditors of the Company since the Company's inception, as auditors of the Company to serve for the year ending December 31, 1997, subject to the ratification of such appointment by the stockholders at the Annual Meeting. The affirmative vote of a plurality of the Company's outstanding Common Stock present in person or by proxy is required to ratify the appointment of the auditors. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the ratification of Ernst & Young LLP to serve as the Company's auditors for the year ending December 31, 1997. A representative of Ernst & Young LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

                             STOCKHOLDER PROPOSALS

     In accordance with regulations issued by the Securities and Exchange Commission by certified mail-return receipt requested, stockholder proposals intended for presentation at the 1998 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 8, 1997 if such proposals are to be considered for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders.

                                 OTHER MATTERS

     Management knows of no matters that are to be presented for action at the meeting other than those set forth above. If any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

     Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

                                          By Order of the Board of Directors

                                          /s/ James R. DeFrancesco

                                          James R. DeFrancesco
                                          Chief Executive Officer and President

Columbia, Maryland
April 11, 1997

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